UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): October 18, 2006

Omega Protein Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-14003	76-0562134
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2101 CityWest Blvd, Bldg. 3, Suite 500 Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

(713) 623-0060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

See Item 2.03 below.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 8, 2006, Omega Protein Corporation, a Nevada corporation (“Omega”), and Zapata Corporation, a Nevada corporation and the 58% stockholder of Omega (“Zapata”), entered into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which (i) Omega agreed to acquire from Zapata 9,268,292 shares (the “Shares”) of the common stock, par value $.01 per share (the “Common Stock”), of Omega held by Zapata at a purchase price of $5.125 per Share for an aggregate purchase price of $47.5 million (the “Purchase Price”) and (ii) Zapata granted to Omega an option to acquire all of the shares of Common Stock held by Zapata on the date of the exercise of such option at a purchase price of $4.50 per option share. Subject to certain conditions, the option will be exercisable during the period beginning 270 days and ending 390 days after the closing of the Purchase Agreement.

Concurrently with the execution and delivery of the Purchase Agreement, Omega and Abelco Finance LLC, an affiliate of Cerberus Capital Management, L.P. (“Abelco”), entered into a commitment letter (the “Commitment Letter”), pursuant to which Ableco agreed to provide Omega with a senior secured financing facility in the maximum aggregate amount of $65 million to (i) acquire the Shares, (ii) to fund Omega’s ongoing working capital requirements, including, establishing a letter of credit sub-facility and (iii) to pay the fees and expenses related to the financing.

On October 18, 2006, Omega entered into a letter agreement (the “Letter Amendment”) with Zapata amending the Purchase Agreement to suspend Omega’s obligation to file the Registration Statement (as defined in the Purchase Agreement) for the resale of the Remaining Shares (as defined in the Purchase Agreement) with the Securities and Exchange Commission (the “Commission”) as promptly as practicable after the date of the Purchase Agreement, but no less than 20 business days thereafter. Omega and Zapata further agreed that Omega will file the Registration Statement with the Commission by the new deadline set by Zapata, notification of which will precede the new deadline by at least 15 business days and will be given in writing. The foregoing description of the Letter Amendment is qualified in its entirety by reference to the Letter Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

On October 20, 2006, Omega, its principal subsidiary, Omega Protein, Inc., a Delaware corporation (together with Omega, the “Borrowers”), certain other direct and indirect subsidiaries of Omega (together with the Borrowers, the “Loan Parties”), certain financial institutions (the “Lenders”) and Abelco, as collateral agent (the “Collateral Agent”) and administrative agent, entered into the financing agreement contemplated by the Commitment Letter (the “Financing Agreement”) pursuant to which the Lenders agreed to provide the Borrowers with a senior secured financing facility (the “Financing Facility”) in the maximum amount of $65 million (i) to acquire the Shares, (ii) to fund Omega’s ongoing working capital and other general corporate requirements and (iii) to pay the fees and expenses related to the financing. The Financing Facility will consist of (a) a revolving credit facility of up to $30 million outstanding at any time, including a $5 million subfacility for the issuance of letters of credit, and (b) a term loan facility of $35 million. The Financing Facility replaced Omega’s existing $20 million credit facility with Bank of America, N.A., under which, at September 30, 2006, and as of the closing the initial loan pursuant to the Financing Facility, no borrowings were outstanding but letters of credit of approximately $3.1 million were issued and outstanding. On October 20, 2006, the Borrowers drew down the $35 million term loan and approximately $13.6 million of revolving loans, and approximately $3.1 million in letters of credit were issued pursuant to the letter of credit subfacility in order (i) to fund into escrow the Purchase Price for the Shares as required by the Purchase Agreement, (ii) to provide collateral for the outstanding Bank of America letters of credit and (iii) to pay fees and expenses related to the financing.

Pursuant to the terms of the Financing Agreement, Omega paid to the Lenders at closing a fee of $837,500 and the Lenders’ expenses to the extent expenses exceeded the deposit previously paid by Omega. Pursuant to the terms of the Financing Agreement, the Borrowers also agreed to pay an unused line fee equal to 0.25% of the unused revolving facility and a loan servicing fee of $6,500 per month.

The following are the material terms of the Facility:

Borrowers: Omega and Omega Protein, Inc., its principal subsidiary.

Guarantors: All subsidiaries of Omega (other than Omega Protein, Inc. and certain immaterial subsidiaries) (together with the Borrowers, each a “Loan Party” and collectively, the “Loan Parties”).

Lenders: Initially, Abelco Finance LLC, A3 Fund Management LLC, an affiliate of Abelco, and Wachovia Bank, National Association.

Financing Facility: A $65 million senior secured credit facility consisting of (i) a revolving credit facility in an amount up to $30 million (the “Revolving Credit Facility”), and (ii) a term loan facility in an amount of $35 million (the “Term Loan Facility”).

Revolving Credit Facility: A Revolving Credit Facility of up to $30 million, with a $5 million subfacility for the issuance of letters of credit. Aggregate revolving credit loans (the “Revolving Loans”) and letters of credit (the “Letters of Credit”) under the Revolving Credit Facility are limited to an amount (the “Revolving Credit Cap”) at any time outstanding not to exceed the lesser of (i) $30 million and (ii) the result of (a) 3.5 times the trailing 12-month EBITDA of the Borrowers, less (b) the aggregate outstanding principal amount of the Term Loan (as defined below) and any other secured indebtedness, plus (c) the amount of Borrowers’ unrestricted cash and marketable securities, minus (d) in the event Omega and the Collateral Agent agree that the lien on certain vessels owned by the Borrowers should be released, $6 million (the “Maximum Revolving Loan Amount”). “EBITDA” means earnings before interest, taxes, depreciation and amortization, and any non-cash non-recurring or non cash extraordinary charges and gains, including the “Loss resulting from natural disaster, net (see Note 11 – Hurricane Losses)” disclosed in Omega’s Form 10-Q for the period ended September

30, 2005 filed with the SEC. At closing, approximately $13.6 million of Revolving Loans were advanced and approximately $3.1 million of letters of credit were issued.

Term Loan Facility: A term loan in the amount of $35 million (the “Term Loan”) was made on the closing date pursuant to the Term Loan Facility.

Letters of Credit: Letters of Credit will be issued by Wachovia Bank, National Association or another bank approved by the Agent and will have an expiry date that is not later than 15 days prior to the Maturity Date (as defined below). The Borrowers will be bound by the usual and customary terms contained in the Letter of Credit issuance documentation of the issuing bank and the Agent.

Term: The Financing Facility will terminate on October 19, 2011 (the “Maturity Date”).

Mandatory and Optional Prepayment:

Mandatory: The Revolving Loans shall be prepaid to the extent that the aggregate outstanding principal amount of Revolving Loans and the undrawn and unreimbursed amount of Letters of Credit exceed the Revolving Credit Cap. The outstanding principal amount of the Term Loan shall be prepaid in the event that the Revolving Credit Facility is terminated for any reason.

In addition, the Financing Agreement provides for mandatory prepayments with respect to (i) 100% of the net cash proceeds of funded debt (other than permitted funded debt) or equity issuances (other than net cash proceeds received with respect to equity sales or issuances in connection with (a) the exercise of stock options or other incentive stock awards, (b) shares issued in connection with permitted acquisitions and intercompany issuances and (c) acquisitions of shares of Omega’s common stock from Zapata), (ii) 100% of the net cash proceeds of future loans to the Loan Parties under the U.S. Maritime Administration’s National Marine Fisheries Finance Program (the “NMFFP”), (iii) 50% of excess cash flow (measured annually commencing with the year ending December 31, 2007, and defined as EBITDA less cash interest expense, principal payments, taxes, capital expenditure expense, and pension plan contributions paid in cash), (iv) 100% of the net cash proceeds of sales of assets (net of taxes, reasonable and customary expenses, and secured debt repaid with the proceeds of the sale of such assets) to the extent such net cash proceeds exceed $500,000; and (v) 100% of the net cash proceeds (net of taxes and the reasonable cost of collection or receipt thereof) received outside the ordinary course of business with respect to tax refunds (in excess of $250,000 in any fiscal year), pension plan reversions, insurance proceeds (other than, so long as no event of default exists, up to $8 million of insurance proceeds which are currently owed to the Borrowers and relate to 2005 hurricane losses), judgments, settlements or other consideration received in connection with litigation, indemnity payments and purchase price adjustments. An aggregate amount of between $5 million and $10 million of net cash proceeds of sales and extraordinary receipts described in clauses (iv) and (v) may be reinvested in the Borrowers’ business. The amount of net cash proceeds which Omega ultimately will be permitted to reinvest will depend upon the sum of the Borrowers’ cash, cash equivalents and availability under the Revolving Credit Facility (the Borrower’s Liquidity”) at the time the proceeds are received. If the Borrower’s Liquidity exceeds $16.5 million, the Loan Parties may reinvest a total of $10 million of such net cash proceeds; if the Borrower’s Liquidity is $16.5 million or less but greater than $12.5 million, the Loan Parties may reinvest a total of $7.5 million of such net cash proceeds; if the Borrower’s Liquidity is $12.5 million or less but greater than $10 million at such time, the Loan Parties may reinvest a total of $5 million of such proceeds. Amounts subject to reinvestment pursuant to clauses (iv) and (v) above shall be reserved against the Revolving Credit Cap pending reinvestment. All mandatory prepayments shall be applied, first, to the Term Loan and, second to the Revolving Loans except that mandatory prepayments after October 19, 2007, pursuant to clause (ii) above shall be applied 60% to repay the principal amount of Term Loan and 40% to repay the principal amount of Revolving Loans.

Optional: The Borrowers may (i) prepay the Revolving Loans in whole at any time or in part from time to time, (ii) prepay the Term Loan in whole at any time or in part from time to time from funds other than the proceeds of loans under the NMFFP, provided that, on the date of such prepayment pursuant to clause (ii), (x) excess availability under the Revolving Credit Facility is not less than $15 million after giving effect to any such prepayment and (y) no default or event of default exists.

Prepayment Premium: Termination of the Financing Facility at any time prior to the first anniversary of the closing date shall be subject to an early termination fee equal to the result of (i) the total amount of the Revolving Credit Facility plus (ii) the outstanding amount of the Term Loan (each immediately prior to such termination), multiplied by (iii) 2%. No such fee or penalty will be payable for any termination or reduction of the commitments under the Revolving Credit Facility or prepayment of the Term Loan occurring on or after the first anniversary of the closing date or for any prepayment of less than all of the Financing Facility.

Maturity/Amortization: All Loans and all other obligations outstanding under the Financing Facility shall be payable in full on the Maturity Date. The Term Loan shall have no scheduled principal amortization.

Collateral: All obligations of the Loan Parties to the Lender shall be secured by a perfected, first priority lien (subject to customary permitted prior liens) on, and security interest in, all of the Loan Parties’ now owned and hereafter acquired assets, including all real property, fixtures, accounts, inventory, equipment, vessels (other than vessels, real estate, tangible or intangible personal property and other assets pledged to secure loans made to the Loan Parties under the NMFFP, including a pending $6.5 million loan from NMFFP), general intangibles, payment intangibles, contract rights, chattel paper, instruments, investment property, commercial tort claims, trademarks, copyrights, patents and other intellectual property, deposit accounts, cash and cash equivalents and all other assets and property of the Loan Parties, real and personal, tangible and intangible, and all proceeds thereof, including, without limitation, all of the capital stock or other equity interests of each subsidiary of Omega (the “Collateral”); provided, that stock pledges will be limited to the extent they result in adverse tax consequences or regulatory issues (including a failure to comply with MARAD certification or disclosure requirements). The stock of Omega Protein Inc. will not be pledged until the pledge of that stock is approved by MARAD. All Loans, all reimbursement obligations with respect to Letters of Credit, all costs, fees and expenses of the Lender and all other obligations owed to the Lender shall be secured as described above and shall be charged to the loan account to be established under the Financing Facility.

Interest:

Revolving Credit Loans: The Revolving Loans shall bear interest at a rate per annum equal to LIBOR plus 3.25%, subject to adjustment as provided below (the “Revolving Loan Margin”).

Term Loan: The Term Loan shall bear interest at a rate per annum equal to LIBOR plus 4.25%, subject to adjustment as provided below.

The interest rate on all Loans shall be reduced by 0.25% at any time Borrowers’ Leverage Ratio (as defined below) is equal to or less than 2.65x. If, following such rate reduction, Borrowers’ Leverage Ratio exceeds 2.65x, the interest rate on the Loans shall increase by 0.25%. As used herein, “Leverage Ratio” means, at any time with respect to Omega and its subsidiaries, the ratio of debt (net of unrestricted cash and marketable securities) to EBITDA for the trailing twelve-month period. The Lender’s obligation to provide Loans of a type bearing interest calculated based upon LIBOR (“LIBOR Loans”) shall be subject to the following: (i) not more than 5 separate interest periods may be in effect for LIBOR Loans at any one time, (ii) the minimum amount of each LIBOR Loan shall be not less than $100,000 and in integral multiples of $10,000 in excess thereof, and (iii) the Borrowers shall be responsible for any breakage fees, yield maintenance and other associated costs, as determined by the Lender. All interest and fees shall be computed on the basis of a year of 360 days for the actual days elapsed. If any event of default shall occur and be continuing, interest shall accrue at a rate per annum equal to 2% in excess of the rate of interest otherwise in effect. All interest shall accrue from the closing date and shall be payable in cash monthly in arrears, provided that interest that accrues at the default rate shall be payable on demand.

Fees:

Commitment Fee: $487,500, earned in full, non-refundable and paid on the date of Omega’s acceptance of the Commitment Letter.

Closing Fee: $837,500, earned in full, non-refundable and paid on the closing date.

Unused Line Fee: 0.25% per annum on the unused portion of the Revolving Credit Facility, payable monthly in arrears.

Loan Servicing Fee: $6,500 per month, payable in advance on the closing date (on a prorated basis) and monthly thereafter.

Letter of Credit Fees: An amount equal to the product of (i) a per annum rate equal to the Revolving Loan Margin in effect from time to time and (ii) the face amount of each undrawn and unreimbursed letter of credit, earned in full, non-refundable and payable in cash monthly in arrears, plus the charges imposed by the letter of credit issuing bank, provided that if the default rate of interest is in effect, the per annum rate shall be increased by an additional 2%.

Covenants: Usual covenants, including, but not limited to, provision of financial statements, notices of litigation, defaults and unmatured defaults and other information, subsidiaries not in existence on the closing date to be Loan Parties, compliance with laws, preservation of existence, books and records, inspection of properties, maintenance of properties and insurance, obtaining of permits, change in Collateral locations, landlord waivers and collateral access agreements, after acquired real property, fiscal year, and limitations with respect to liens and encumbrances, indebtedness, dispositions, dividends and retirement of capital stock and management fees and certain other payments, issuance of capital stock, guarantees, sale and lease back transactions, consolidations and mergers, investments, capital expenditures, loans and advances, change in nature of business, modifications of material contracts, organization documents and certain other agreements, compromise of accounts receivable except in the ordinary course of business, material non-compliance with pension, environmental and other laws, operating and capital leases, transactions with affiliates and prepayment of other indebtedness. Existing liens on real property, tangible and intangible personal property and vessels securing NMFFP loans and liens related to the new NMFFP loan of $6.5 million scheduled to close in the near future are permitted to remain in place or be granted (provided such NMFFP loans remain outstanding) and new liens securing future NMFFP loans in the aggregate amount of not to exceed $10 million during the year ending October 19, 2007 and not to exceed $6 million during each 12-month period thereafter, used to refurbish real property or vessels or to finance real property, equipment or vessels acquired after the closing date shall be permitted on such assets. If during any such 12-month period the Loan Parties do not incur the full amount of such future loans they are entitled to borrow under the NMFFP under the foregoing provision, the Loan Parties may increase the amount of such future NMFFP loans they may incur during the following 12-month period by 50% of the shortfall. The Lender shall have the right (but not the obligation), after the occurrence of an event of default, to increase the Term Loan Facility and use the proceeds thereof to prepay any outstanding NMFFP loans.

Omega will be required to comply with the following financial covenants:

•	Omega will have to maintain EBITDA for the twelve months ending December 31, 2006, March 31, 2007, June 30, 2007, September 30, 2007 and each fiscal quarter thereafter of $21 million, $19 million, $20 million, $22 million, and $23 million, respectively.

•	Omega will have to maintain a fixed charge coverage ratio of 1.25x for the twelve months ending each March 31, June 30, September 30, and December 31, during the term of the Financing Agreement.

•	Omega will have to maintain a ratio of total net debt to EBITDA for the twelve months ending March 31, 2007, June 30, 2007, September 30, 2007 and each fiscal quarter thereafter of 3.25x, 3.1x, 2.65x and 2.1x, respectively.

•	Omega will not be permitted to have capital expenditures in excess of $12 million for each of the years ending December 31, 2007 through 2011.

Assignments, Participations: The Lender may assign or sell participation interests in all or any portion of its loans or commitments under the Financing Facility to one or more other persons without the consent of any Loan Party, provided that any such assignment or participation shall be subject to Omega’s consent, in the reasonable opinion of the Collateral

Agent, if such assignment or participation would result in Omega’s noncompliance with MARAD certification or disclosure requirements or similar governmental regulations.

The foregoing description of the Financing Agreement is qualified in its entirety by reference to the Financing Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Letter Agreement dated October 18, 2006, between Omega Protein Corporation and Zapata Corporation.

10.2	Financing Agreement dated as of October 19, 2006, among Omega Protein Corporation, Omega Protein, Inc., Omega Shipyard, Inc., Omega International Distribution Company, Omega International Marketing Company, Protein Finance Company, Ableco Finance LLC, Wachovia Bank, National Association, and A3 Funding SP.

10.3	Security Agreement dated as of October 19, 2006, made by Omega Protein Corporation, Protein Finance Company, Omega International Marketing Company, Omega International Distribution Company and Omega Shipyard, Inc. in favor of Ableco Finance LLC.

10.4	Pledge and Security Agreement dated as of October 19, 2006, made by Omega Protein Corporation, Protein Finance Company, Omega International Marketing Company, Omega International Distribution Company and Omega Shipyard, Inc. in favor of Ableco Finance LLC.

10.5	First Preferred Fleet Mortgage made October 19, 2006 by Omega Protein, Inc., a Virginia corporation to Omega Master Vessel Trust 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omega Protein Corporation

Dated: October 23, 2006	/s/ John D. Held
John D. Held
Executive Vice President, General Counsel and Secretary